UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 28, 2011

Date of Report (Date of Earliest Event Reported)

ALLERGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10269	95-1622442
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2525 Dupont Drive

Irvine, California 92612

(Address of Principal Executive Offices) (Zip Code)

(714) 246-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On January 28, 2011, Allergan, Inc. and its affiliates Allergan Sales, LLC and Allergan USA, Inc. (collectively, “Allergan”) entered into a Collaboration Agreement (the “Collaboration Agreement”) and a Co-Promotion Agreement (the “Co-Promotion Agreement,” and together with the Collaboration Agreement, the “Agreements”) with MAP Pharmaceuticals, Inc. (“MAP”), for the exclusive development and commercialization by Allergan and MAP of LEVADEX™ (the “Product”) within the United States (the “Territory”) to certain headache specialist physicians for the treatment of acute migraine in adults, migraine in adolescents 12 to 18 years of age and other indications that may be approved by the parties. The Product is a self-administered, orally inhaled therapy consisting of a proprietary formulation of dihydroergotamine delivered using MAP’s proprietary TEMPO® delivery system, which has completed Phase III clinical development for the treatment of acute migraine in adults. MAP currently intends to submit its New Drug Application for the Product (the “NDA”) to the United States Food and Drug Administration (the “FDA”) in the first half of 2011.

Under the terms of the Agreements, Allergan will make a $60 million up-front payment to MAP and up to $97 million in additional payments upon MAP meeting certain development and regulatory milestones. MAP will be responsible for obtaining approval of the NDA from the FDA. Generally, the parties will equally share in the profits from sales of the Product generated from its commercialization to headache specialist physicians in the Territory. MAP will be solely responsible for payment of all remaining costs of obtaining regulatory approval of the Product for the treatment of acute migraine in adults, except that if the FDA notifies MAP that additional development or manufacturing activities costing in excess of a certain threshold amount will be required for such regulatory approval, the parties will share equally any such excess costs. The parties will generally share equally all other costs of developing the Product under the Agreements, except that neither party shall be obligated for more than a certain threshold amount in a given year, or for more than a certain threshold amount in the aggregate, for development or manufacturing costs or expenses for such activities.

The Agreements provide that MAP will be responsible for manufacturing, supplying, and distributing the Product for commercial sale after regulatory approval, and for recording product revenue. MAP will retain all rights to commercialize the Product outside the United States and Canada, as well as to primary care physicians within the United States. Allergan has the right under certain circumstances to expand the Territory to include Canada. The parties will work through joint committees to manage all development and commercial activities under the Agreements.

The Collaboration Agreement contains customary representations and warranties and indemnities by each of the parties. The Collaboration Agreement may be terminated by Allergan (i) at its election after first commercial sale of the Product in the Territory upon 180 days’ prior written notice to MAP, or (ii) upon written notice to MAP, after the receipt by MAP of a complete response letter from the FDA with respect to the NDA, which Allergan determines would be likely to result in either (a) Allergan incurring development expenses in excess of a certain threshold level or (b) a delay in the FDA’s approval of the NDA by more than a certain period of time from receipt of such complete response letter. The Collaboration Agreement may be terminated by MAP upon written notice to Allergan, if (1) during the term Allergan commercializes a competing product used to treat acute migraine in the Territory, or (2) Allergan challenges or opposes patent rights licensed to Allergan pursuant to the Collaboration Agreement. Either party may terminate the Collaboration Agreement in the event of an uncured material breach by the other party. The Co-Promotion Agreement will terminate upon termination of the Collaboration Agreement.

The above summary does not purport to be a complete description of the terms of the Agreements and is qualified in its entirety by reference to the Agreements, copies of which will be filed as exhibits to

Allergan’s Annual Report on Form 10-K for the year ending December 31, 2010. Portions of the Agreements may be omitted in accordance with a request for confidential treatment that Allergan intends to submit to the Securities and Exchange Commission.

A copy of the press release announcing the collaboration contemplated by the Agreements is attached hereto as Exhibit 99.1 and is hereby incorporated by this reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 31, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.

Date:	January 31, 2011	By:	/s/ Matthew J. Maletta
		Name:	Matthew J. Maletta
		Title:	Vice President,
Associate General Counsel and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 31, 2011